EXHIBIT (m)(10)(b)

SCHEDULE A

EATON VANCE MUTUAL FUNDS TRUST
AMENDED AND RESTATED CLASS C DISTRIBUTION PLAN
October 31, 2011

	Adoption	Distribution
Fund	Date	Fee

Eaton Vance Build America Bond Fund	October 19, 2009	0.75%
Eaton Vance Floating-Rate Advantage Fund	August 6, 2007	0.60%
Eaton Vance Global Macro Absolute Return Advantage Fund	August 9, 2010	0.75%
Eaton Vance Diversified Currency Income Fund	October 18, 2010	0.75%
(formerly Eaton Vance International Multi-Market Local Income Fund)
Eaton Vance Multi-Strategy All Market Fund	October 31, 2011	0.75%
Eaton Vance Parametric Structured Absolute Return Fund	October 31, 2011	0.75%
Eaton Vance Parametric Structured International Equity Fund	February 8, 2010	0.75%